Exhibit 99


                       [COMMONWEALTH BANCORP, INC. LOGO]


For release:	IMMEDIATELY

Contact:	Charles M. Johnston, Chief Financial Officer
                Commonwealth Bancorp, Inc.
                (610) 313-2189


                    COMMONWEALTH BANCORP, INC. ANNOUNCES
                    AGREEMENT TO SELL TWO BRANCH OFFICES

Norristown, PA, May 1, 2000 - Commonwealth Bancorp, Inc. (NASDAQ: CMSB) announced today that its wholly-owned subsidiary, Commonwealth Bank, has reached a definitive agreement with Nazareth National Bank & Trust Company, a wholly-owned subsidiary of First Colonial Group, Inc. (NASDAQ: FTCG) regarding the sale of Commonwealth's two branches in Lehigh County, Pennsylvania. The transaction, which is subject to regulatory approval, is expected to be completed in the summer of 2000.

Charles H. Meacham, Chairman and Chief Executive Officer, stated, "The sale of these branches reflects our strategy to focus Commonwealth's community banking business on those markets where we have adequate presence to compete effectively. We are pleased that our customers in Lehigh will be served in the future by Nazareth National Bank & Trust Company, a fine organization with a long-term commitment to the Lehigh Market."

As of March 31, 2000, the two branches had combined deposits of approximately $14 million. In addition to the deposits, it is expected that approximately $4 million of consumer loans will be transferred to Nazareth National Bank & Trust Company as part of the transaction.

Commonwealth Bancorp, Inc., with consolidated assets of $1.9 billion, is the holding company for Commonwealth Bank, which has 62 branches throughout southeast Pennsylvania. ComNet Mortgage Services, a division of Commonwealth Bank, has offices in Pennsylvania, Maryland, New Jersey, and Virginia. ComNet also operates under the trade name of Homestead Mortgage in Maryland.